Exhibit 12.1


     Computation of Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Dividends
                                                    (Unaudited)

                                      Six Months Ended
                                          June 30,                              Years Ended December 31,
                                      -----------------------------------------------------------------------------------------


                                          2005            2004            2003          2002           2001         2000
                                          ----            ----            ----          ----           ----         ----
EARNINGS (LOSS)
Earnings (loss) from continuing
operationsbefore cumulative
effect of change in
accounting principle                   $ (2,698,995)      $(4,205,830)  $(2,516,838)  $(5,649,682)   $(4,129,459)   $(843,261)

Add fixed charges                          2,016,585        1,597,775        82,392             -         67,363       61,776
Subtract preferred dividends                (21,212)         (140,853)     (304,172)            -              -            -

Earnings (loss) available for
fixed charges                            $ (703,622)     $ (2,748,908) $ (2,738,618) $ (5,649,682)  $ (4,062,096)  $ (781,485)
                                         ===========     ============= ============= =============  =============  ===========

FIXED CHARGES & PREFERRED
   DIVIDENDS
Interest expense and amortization of
debt costs and discounts                  $2,016,585        $1,597,775     $  82,392 $           -         67,363       61,776
Preferred dividends                           21,212           140,853       304,172             -              -            -
                                                                                                                -            -
Fixed charges & preferred dividends       $2,037,797       $ 1,738,628     $ 386,564       $     -      $  67,363     $ 61,776
                                          ==========       ===========     =========       =======      =========     ========

Ratio of earnings (loss) to fixed
charges                                        (.35)            (1.72)       (33.24)           N/A        (60.30)      (12.65)
                                               =====            ======       =======           ===        =======      =======

Ratio of earnings (loss) to combined
fixed Charges and preferred dividends          (.35)            (1.58)        (7.08)           N/A        (60.30)      (12.65)
                                               =====            ======        ======           ===        =======      =======

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